Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CIVITAS SOLUTIONS, INC.

FIRST: The name of this corporation (the “Corporation”) is: Civitas Solutions, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is: The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as the same exists or as may hereafter be amended from time to time.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is:

100 shares of common stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. No amendment, modification or repeal of this Article SEVENTH shall adversely affect the rights and protection afforded to a director of the Corporation under this Article SEVENTH for acts or omissions occurring prior to such amendment, modification or repeal.

EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the General Corporation Law of Delaware, as it now exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors, administrators and personal and legal representatives. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article EIGHTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at or prior to the time of such repeal or modification.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders pursuant to this Certificate of Incorporation in its present form or as hereinafter amended are granted subject to this reservation.

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